UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                            DOV Pharmaceutical, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.0001 per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    259858108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                 April 24, 2002 (IPO Date) and December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            / /   Rule 13d-1(b)
            / /   Rule 13d-1(c)
            /X/   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP 259858108              SCHEDULE 13G                                  -2-



--------------------------------------------------------------------------------
   1. Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Elan Corporation, plc
--------------------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group
      (See Instructions)                                        (a) / /
                                                                (b) / /

--------------------------------------------------------------------------------
   3. SEC Use Only


--------------------------------------------------------------------------------
   4. Citizenship or Place of Organization

      Ireland
--------------------------------------------------------------------------------
                            5.    Sole Voting Power

                                  0
                           -----------------------------------------------------
        Number of           6.    Shared Voting Power
         Shares
      Beneficially                4,044,264
                           -----------------------------------------------------
      Owned by Each         7.    Sole Dispositive Power
        Reporting
      Person With:                0
                           -----------------------------------------------------
                            8.    Shared Dispositive Power

                                  4,044,264
--------------------------------------------------------------------------------
   9. Aggregate Amount Beneficially Owned by Each Reporting Person

      4,044,264
--------------------------------------------------------------------------------
  10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)                                                   / /


--------------------------------------------------------------------------------
  11. Percent of Class Represented by Amount in Row (9)

      20.4%
--------------------------------------------------------------------------------
  12. Type of Reporting Person (See Instructions)

      CO

CUSIP 259858108              SCHEDULE 13G                                  -3-



--------------------------------------------------------------------------------
   1. Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Elan International Services, Ltd.
--------------------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group
      (See Instructions)                                         (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
   3. SEC Use Only


--------------------------------------------------------------------------------
   4. Citizenship or Place of Organization

      Bermuda
--------------------------------------------------------------------------------
                            5.    Sole Voting Power

                                  0
                           -----------------------------------------------------
        Number of           6.    Shared Voting Power
         Shares
      Beneficially                4,044,264
                           -----------------------------------------------------
      Owned by Each         7.    Sole Dispositive Power
        Reporting
      Person With:                0
                           -----------------------------------------------------
                            8.    Shared Dispositive Power

                                  4,044,264
--------------------------------------------------------------------------------
   9. Aggregate Amount Beneficially Owned by Each Reporting Person

      4,044,264
--------------------------------------------------------------------------------
  10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)                                                   / /


--------------------------------------------------------------------------------
  11. Percent of Class Represented by Amount in Row (9)

      20.4%
--------------------------------------------------------------------------------
  12. Type of Reporting Person (See Instructions)

      CO

CUSIP 259858108              SCHEDULE 13G                                  -4-



--------------------------------------------------------------------------------
   1. Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Elan Pharmaceutical Investments Ltd.
--------------------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group
      (See Instructions)                                          (a) / /
                                                                  (b) / /

--------------------------------------------------------------------------------
   3. SEC Use Only


--------------------------------------------------------------------------------
   4.     Citizenship or Place of Organization

          Bermuda
--------------------------------------------------------------------------------
                            5.    Sole Voting Power

                                  0
                           -----------------------------------------------------
        Number of           6.    Shared Voting Power
         Shares
      Beneficially                1,221,046
                           -----------------------------------------------------
      Owned by Each         7.    Sole Dispositive Power
        Reporting
      Person With:                0
                           -----------------------------------------------------
                            8.    Shared Dispositive Power

                                  1,221,046
--------------------------------------------------------------------------------
   9. Aggregate Amount Beneficially Owned by Each Reporting Person

      1,221,046
--------------------------------------------------------------------------------
  10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)                                                   / /


--------------------------------------------------------------------------------
  11. Percent of Class Represented by Amount in Row (9)

      7.2%
--------------------------------------------------------------------------------
  12. Type of Reporting Person (See Instructions)

      CO

CUSIP 259858108              SCHEDULE 13G                                  -5-


Item 1(a). Name of Issuer:

     DOV Pharmaceutical, Inc.


Item 1(b). Address of Issuer's Principal Executive Offices:

     433 Hackensack Avenue, Hackensack, New Jersey 07601

Item 2(a). Name of Person Filing:

     This statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons")

     (i)   Elan Corporation, plc
     (ii)  Elan International Services, Ltd.
     (iii) Elan Pharmaceutical Investments Ltd.

Item 2(b). Address of Principal Business Office:

     (i)   Elan Corporation, plc
           Lincoln House, Lincoln Place
           Dublin 2, Ireland
     (ii)  Elan International Services, Ltd.
           102 St. James Court
           Flatts, Smiths
           FL 04 Bermuda
     (iii) Elan Pharmaceutical Investments Ltd.
           102 St. James Court
           Flatts, Smiths FL 04 Bermuda

Item 2(c). Citizenship:

     (i)   Elan Corporation, plc is an Irish public limited company

     (ii) Elan International Services, Ltd. is a Bermuda exempted limited liability company

     (iii) Elan Pharmaceutical Investments Ltd. is a Bermuda exempted limited liability company

Item 2(d). Title of Class of Securities:

     Common Stock, par value $.0001 per share (the "Shares")

Item 2(e). CUSIP Number:

     259858108

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

     This Item 3 is not applicable

CUSIP 259858108              SCHEDULE 13G                                  -6-


Item 4. Ownership:

     Elan Corporation plc

     (a) Amount beneficially owned:                               4,044,264 (1)

     (b) Percent of class:                                                20.4%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:                      0
         (ii)  shared power to vote or to direct
               the vote:                                          4,044,264 (1)
         (iii) sole power to dispose or to direct
               the disposition of:                                            0
         (iv)  shared power to dispose or to direct
               the disposition of:                                4,044,264 (1)


     Elan International Services, Ltd.

     (a) Amount beneficially owned:                                   4,044,264

     (b) Percent of class:                                                20.4%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:                      0
         (ii)  shared power to vote or to direct
               the vote:                                              4,044,264
         (iii) sole power to dispose or to direct
               the disposition of:                                            0
         (iv)  shared power to dispose or to direct
               the disposition of:                                    4,044,264


     Elan Pharmaceutical Investments Ltd.

     (a) Amount beneficially owned:                                   1,221,046

     (b) Percent of class:                                                 7.2%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:                      0
         (ii)  shared power to vote or to direct
               the vote:                                              1,221,046
         (iii) sole power to dispose or to direct
               the disposition of:                                            0
         (iv)  shared power to dispose or to direct
               the disposition of:                                    1,221,046

CUSIP 259858108              SCHEDULE 13G                                  -7-

----------

(1) 2,823,218 of the shares are beneficially owned directly by Elan International Services, Ltd., a direct wholly-owned subsidiary of Elan Corporation, plc, and 1,221,046 of the shares are beneficially owned directly by Elan Pharmaceutical Investments Ltd., a direct wholly-owned subsidiary of Elan International Services, Ltd.

CUSIP 259858108              SCHEDULE 13G                                  -8-


Item 5. Ownership of Five Percent or Less of a Class:

     Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control
        Person:

     Not Applicable

Item 8. Identification and Classification of Members of the Group:

     Not Applicable

Item 9. Notice of Dissolution of Group:

     Not Applicable

Item 10. Certifications:

     Not Applicable.

CUSIP 259858108              SCHEDULE 13G                                  -9-


                                   SIGNATURES


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  July 25, 2003
                              ELAN CORPORATION, PLC


                              By: /s/ Liam Daniel
                                  ----------------------------
                                  Name:  Liam Daniel
                                  Title: Secretary

Dated:  July 25, 2003
                              ELAN INTERNATIONAL SERVICES, LTD.


                              By: /s/ Kevin Insley
                                  ----------------------------
                                  Name:  Kevin Insley
                                  Title: President


Dated:  July 25, 2003
                              ELAN PHARMACEUTICAL INVESTMENTS LTD.


                              By: /s/ Kevin Insley
                                  ----------------------------
                                  Name:  Kevin Insley
                                  Title: President

CUSIP 259858108              SCHEDULE 13G                                 -10-


                                  EXHIBIT INDEX


                                                                        Page No.

A. Joint Filing Agreement dated July 25, 2003 by and among Elan Corporation, plc, Elan International Services, Ltd. and Elan Pharmaceutical Investments
         Ltd...............................................................13

CUSIP 259858108              SCHEDULE 13G                                 -11-


                                    EXHIBIT A
                             JOINT FILING AGREEMENT


     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of DOV Pharmaceutical, Inc., dated as of July 25, 2003 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.


Dated:  July 25, 2003
                              ELAN CORPORATION, PLC


                              By: /s/ Liam Daniel
                                  ----------------------------
                                  Name:  Liam Daniel
                                  Title: Secretary

Dated:  July 25, 2003
                              ELAN INTERNATIONAL SERVICES, LTD.


                              By: /s/ Kevin Insley
                                  ----------------------------
                                  Name:  Kevin Insley
                                  Title: President


Dated:  July 25, 2003
                              ELAN PHARMACEUTICAL INVESTMENTS LTD.


                              By: /s/ Kevin Insley
                                  ----------------------------
                                  Name:  Kevin Insley
                                  Title: President